Equity Transfer Agreement

Party A: Sichuan Province Education Institutional Service Center (hereinafter “Party A” in this agreement)

Party B: Shanghai Kid Castle Educational Info Constitution Company Limited (hereinafter “Party B” in this agreement)

Party A and Party B conclude the agreement as follows based on the friendly negotiation:

1. Party A would like to transfer 10% equity of Sichuan Lanbeisi Kid Castle Education Development Co., Ltd (with a contribution of RMB80000) to Party B; the payment manner is: Party B shall pay off all the equity transfer fee of RMB80000 within 5 days after all equity alteration registration/reference is completed and the corresponding license and certificate is issued.

2. Party B will enjoy the right granted by the Company Law of Peoples’ Republic of China and shall undertake the relevant obligation without extracting the contribution after the equity transfer. If there is any breaching, the shareholder itself shall undertake the economic and legal liabilities.

3. The alteration registration shall be transacted at the industrial and commercial administration in time after the equity transfer. This agreement is triplicate and becomes effective with the seals of both parties; each of both parties holds one, and one is submitted to the industrial and commercial administration for reference.

Party A (Seal): Sichuan Province Education Institutional Service Center
Party B (Seal): Shanghai Kid Castle Educational Info Constitution Company Limited

Signature Date: 30 June 2007